SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.2)*



                                  VidaMed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0009265301
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 10 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 2 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III")
                     Tax ID Number:    94-3150283
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
         NUMBER OF                           472,767  shares,  except  that WLPJ
           SHARES                            Partners,  the  general  partner of
        BENEFICIALLY                         MDV III, and Mohr, Davidow,  Feiber
   OWNED BY EACH REPORTING                   and    Schoendorf,    the   general
          PERSON                             partners of WLPJ  Partners,  may be
           WITH                              deemed  to  have  shared  power  to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             472,767  shares,  except  that WLPJ
                                             Partners,  the  general  partner of
                                             MDV III, and Mohr, Davidow,  Feiber
                                             and    Schoendorf,    the   general
                                             partners of WLPJ  Partners,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       472,767
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 3 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WLPJ Partners, A California Limited Partnership ("WLPJ")
                     Tax ID Number:    94-3150282
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             472,767  shares,  of which  all are
                                             directly  owned by MDV III. WLPJ is
                                             the general  partner of MDV III and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             472,767  shares,  of which  all are
                                             directly  owned by MDV III. WLPJ is
                                             the general  partner of MDV III and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       472,767
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 4 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]            (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         14,446 shares,  issuable  upon  the
           BENEFICIALLY                      exercise of a stock option.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             489,435  shares,  of which  472,767
                                             are  directly  owned by MDV III and
                                             16,668  of  which  are  held by the
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             14,446  shares,  issuable  upon the
                                             exercise of a stock option.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             489,435  shares,  of which  472,767
                                             are  directly  owned by MDV III and
                                             16,668  of  which  are  held by the
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       503,881
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.62%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 5 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)    [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             472,767  shares,  of which  all are
                                             directly owned by MDV III.  Davidow
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             472,767  shares,  of which  all are
                                             directly owned by MDV III.  Davidow
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       472,767
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 6 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]     (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             472,767  shares,  of which  all are
                                             directly  owned by MDV III.  Feiber
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             472,767  shares,  of which  all are
                                             directly  owned by MDV III.  Feiber
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       472,767
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 7 of 10 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Nancy J. Schoendorf ("Schoendorf")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             472,767  shares,  of which  all are
                                             directly    owned   by   MDV   III.
                                             Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             472,767  shares,  of which  all are
                                             directly    owned   by   MDV   III.
                                             Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       472,767
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 10 Pages


                  This  Statement  is  an  amendment  to  Amendment  No.  1  and
                  Restatement of the Statement on Schedule 13(G) (the "Statement") filed by the Reporting Persons. Only those items of the Statement as to which the information provided by the Statement has changed are included herein.



ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of February 28, 1997:

                           (a)       Amount beneficially owned:

                                     See Row 9 of cover page for each  Reporting
                                     Person.

                           (b)       Percent of Class:

                                     See Row 11 of cover page for each Reporting
                                     Person.

                           (c) Number of shares as to which such person has:


                                             (i)       Sole  power to vote or to
                                                       direct the vote:

                                                       See Row 5 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (ii)      Shared  power  to vote or
                                                       to direct the vote:

                                                       See Row 6 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iii)     Sole  power to dispose or
                                                       to direct the disposition
                                                       of:

                                                       See Row 7 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iv)      Shared  power to  dispose
                                                       or    to    direct    the
                                                       disposition of:

                                                       See Row 8 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                                              Page 9 of 10 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial ownership of more than five percent of the class of
                  securities, check the following:    [X]  Yes

                                                             Page 10 of 10 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April ___, 1997



                                                     /s/ Lawrence G. Mohr, Jr.
                                                     ---------------------------
                                                     Lawrence   G.  Mohr,   Jr.,
                                                     individually  and on behalf
                                                     of MDV III in his  capacity
                                                     as  a  general  partner  of
                                                     WLPJ,  the general  partner
                                                     of MDV III,  and on  behalf
                                                     of WLPJ in his  capacity as
                                                     a general partner thereof.



                                                     /s/ William H. Davidow
                                                     ---------------------------
                                                     William H. Davidow



                                                     /s/ Jonathan D. Feiber
                                                     ---------------------------
                                                     Jonathan D. Feiber



                                                     /s/ Nancy J. Schoendorf
                                                     ---------------------------
                                                     Nancy J. Schoendorf